UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2024

(Commission File Number)	(Exact Name of Registrant as Specified in its Charter) (Address of Principal Executive Offices) (Zip Code) (Telephone Number)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1-9516	ICAHN ENTERPRISES L.P. 16690 Collins Ave, PH-1 Sunny Isles Beach, FL 33160 (305) 422-4100	Delaware	13-3398766

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Depositary Units of Icahn Enterprises L.P. Representing Limited Partner Interests	IEP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

Senior Secured Notes Offering

On November 20, 2024, Icahn Enterprises L.P. (“Icahn Enterprises”) and Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance” and, together with Icahn Enterprises, the “Issuers”) closed their previously announced sale of $500,000,000 aggregate principal amount of new 10.000% Senior Secured Notes due 2029 (the “Notes”) pursuant to the purchase agreement, dated November 13, 2024 (the “Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings L.P., as guarantor (the “Guarantor”), and Jefferies LLC, as initial purchaser (the “Initial Purchaser”). The Notes were priced at 100.000% of their face amount. The net proceeds from the sale of the Notes were approximately $495 million after deducting the Initial Purchaser’s discounts and commissions and estimated fees and expenses related to the offering, and will be used to partially redeem the Issuers’ existing 6.250% Senior Notes due 2026 (the “2026 Notes”) on December 16, 2024. The Notes will be secured by substantially all the assets directly owned by the Issuers and the Guarantor, subject to customary exceptions. Concurrently with the consummation of the Notes Offering, the Issuers granted a lien in favor of the holders of the Issuers’ 2026 Notes, 5.250% Senior Notes due 2027, 4.375% Senior Notes due 2029, 9.750% Senior Notes due 2029 and 9.000% Senior Notes due 2030 (collectively, the “Existing Notes”) such that the Existing Notes are secured equally and ratably with the Notes upon the issuance thereof.

Interest on the Notes will be payable on November 15 and May 15 of each year, commencing on May 15, 2025. The Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities.

The Issuers issued the Notes under the indenture, dated November 20, 2024 (the “Indenture”), among the Issuers, the Guarantor, as guarantor, and Wilmington Trust, National Association, as trustee (the “Trustee”) and notes collateral agent. The Indenture contains customary events of default and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments. On or after May 15, 2029 (six months prior to the maturity date of the Notes), the Issuers may redeem all or a part of the Notes at a redemption price equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of redemption. Prior to May 15, 2029 (six months prior to the maturity date of the Notes), the Issuers may redeem all or a part of the Notes by paying a “make-whole” premium. If the Issuers experience a change of control, the Issuers must offer to purchase for cash all or any part of each holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase.

A copy of the Indenture is attached as Exhibit 4.1 to this Form 8-K, and is incorporated by reference herein. The foregoing description of the Indenture is qualified in its entirety by reference to the Indenture.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Please see the information set forth in Item 1.01 above, which is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated November 20, 2024, among Icahn Enterprises L.P., Icahn Enterprises Finance Corp., Icahn Enterprises Holdings L.P., as guarantor, and Wilmington Trust, National Association, as trustee and notes collateral agent.

104	Cover Page Interactive Data File (formatted in Inline XBRL in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P.
(Registrant)

	By:	Icahn Enterprises G.P. Inc. its general partner

Date: November 20, 2024		By:	/s/ Ted Papapostolou
Ted Papapostolou
Chief Financial Officer

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